Exhibit 99.1

[ANALOGIC LOGO]

ANALOGIC CORPORATION

8 CENTENNIAL DRIVE

PEABODY, MA 01960	NEWS RELEASE

FOR IMMEDIATE WORLDWIDE RELEASE

For Further Information, Contact:

John J. Millerick

Senior Vice President & CFO

(978) 977-3000

Analogic Corporation Announces Record Fiscal 2003 Financial Results

Company Also Announces Plans to Restate Financial Statements for the Nine Months Ended April 30, 2003

and the Fiscal Years 2002 and 2001

PEABODY, MA (October, 15, 2003) – Analogic Corporation (NASDAQ: ALOG), a leading designer and manufacturer of high precision health and security imaging equipment, today announced revenues and earnings for its fourth quarter and twelve-month period ending July 31, 2003. The Company also announced its intention to restate its financial statements for the nine months ended April 30, 2003, and the fiscal years 2002 and 2001. All amounts set forth in this release have been adjusted to give effect to this restatement.

Revenues for the fourth quarter ended July 31, 2003, were $82,025,000, compared with the prior year’s fourth-quarter revenues of $88,900,000. Net income for the fourth quarter was $1,674,000, or $.12 per diluted share, compared with $6,569,000, or $.50 per diluted share, for the prior year’s fourth quarter. As expected, the difference was primarily the result of a decrease in the number of Explosive Detection Systems shipped this quarter compared to the prior year’s fourth quarter, when the Company was initiating deliveries of its Explosive Assessment Computed Tomography (EXACT™) system. Medical revenues for the quarter increased slightly over the prior fourth quarter due to increased sales of advanced Data Acquisition Systems (DAS’s) for Computed Tomography (CT) and revenues from Sound Technology Inc. (STI), an ultrasound subsidiary acquired in November 2002.

Revenues for the twelve months ended July 31, 2003, were a record $471,522,000, compared with the prior year’s revenues of $306,126,000, an increase of $165,396,000. Net income for the twelve-month period was a record $49,495,000, or $3.70 per diluted share, compared with $3,006,000, or $.23 per diluted share, for the same period a year ago, an increase of $46,489,000. The significant increase was due primarily to orders for 500 EXACT security imaging systems, nearly all of which were delivered during the fiscal year ended July 31, 2003. The Company also enjoyed substantial growth in its medical imaging subsystems business.

-more-

ANALOGIC’S Q4 RESULTS – cont’d

The Company also announced that it intends to restate its financial statements for the nine months ended April 30, 2003 and the fiscal years ended July 31, 2002 and 2001. The purpose of the restatement is to apply the appropriate accounting standards to (1) the recognition of software revenue by Camtronics Medical Systems, Ltd., a U.S. subsidiary of the Company, and (2) an inter-company loan from the Company to B-K Medical Systems A/S, a Danish subsidiary of the Company.

In connection with its year-end audit, the Company concluded that its accounting for revenue at its Camtronics subsidiary, and for foreign exchange transactions with respect to inter-company debt, did not meet required accounting standards. With the assistance of its independent accountants, the Company has taken steps to ensure that these transactions are properly accounted for in all past reporting periods and that transactions of this sort will be properly accounted for in the future.

Camtronics previously accounted for all of its revenues in accordance with Staff Accounting Bulletin 101 (SAB 101), Revenue Recognition. The Company and its independent accountants conducted a review of Camtronics’ revenue recognition policy and determined that, in accordance with SOP 97-2, certain revenues originally recorded in prior periods should have been deferred. In accordance with SAB 101, the Company had previously recognized revenue when the major components of software had been delivered, installed, and accepted by the customer. In the majority of cases, the customer has already installed and paid for the software it has accepted. As required by SOP 97-2, the Company will recognize the total revenue related to transactions involving software once all components are delivered, installed, and accepted by the customer. Due to the application of SOP 97-2, the Company will record a $22,867,000 increase in deferred revenue in the fourth quarter of fiscal 2003. This deferred revenue will be recognized as revenue by the Company in future periods in accordance with SOP 97-2.

The Company and its independent accountants also completed a review of the Company’s application of FAS No. 52 with respect to foreign exchange gains (losses) attributable to an inter-company loan from the Company to B-K Medical Systems. This review determined that the gains (losses), which had been previously reported in Stockholders’ Equity as cumulative translation adjustments, must be recognized as gains (losses) in determining prior period operating results.

John Wood, the Company’s President and CEO, said, “We do not believe this restatement will have any adverse impact on the Company’s future operating results or its business outlook, which remain strong.” As restated, the Company’s earnings per share for the nine months ended April 30, 2003, reflects a $.01 change from $3.59 to $3.58 per share. The Company’s earnings in fiscal 2001 were most affected by the restatement. In addition, deferral of revenue and related costs resulted in adjustments to the Company’s balance sheet during the period restated. The financial table set forth below depicts the effect of the combined restatement on selected Income Statement and Balance Sheet items:

-more-

ANALOGIC’S Q4 RESULTS – cont’d

(Dollars in thousands, except per share amounts)	Year Ended	Year Ended	Nine Months
	July 31, 2001	July 31, 2002	April 30, 2003
Income Statements

Net Revenues
As Reported	$360,576	$313,564	$396,603
As Restated	$352,139	$306,126	$389,497
Net Increase (Decrease)	$(8,437)	$(7,438)	$(7,106)

Income Before Income Taxes
As Reported	$22,553	$4,202	$75,377
As Restated	$19,519	$3,781	$75,071
Net Increase (Decrease)	$(3,034)	$(421)	$(306)

Net Income
As Reported	$15,231	$3,330	$47,865
As Restated	$13,589	$3,006	$47,820
Net Increase (Decrease)	$(1,642)	$(324)	$(45)

Diluted Earnings Per Share
As Reported	$1.17	$.25	$3.59
As Restated	$1.04	$.23	$3.58
Net Increase (Decrease)	$(.13)	$(.02)	$(.01)

Balance Sheets

Deferred Costs
As Reported	-0-	-0-	-0-
As Restated	$4,991	$10,814	$15,356
Net Increase (Decrease)	$4,991	$10,814	$15,356

Deferred Revenue
As Reported	$5,468	$4,975	$6,788
As Restated	$13,905	$20,850	$29,768
Net Increase (Decrease)	$8,437	$15,875	$22,980

Stockholders’ Equity
As Reported	$300,137	$305,095	$356,551
As Restated	$298,494	$302,351	$352,785
Net Increase (Decrease)	$(1,643)	$(2,744)	$(3,766)

Total Assets/Total Liabilities and Stockholders’ Equity
As Reported	$352,519	$423,907	$439,270
As Restated	$359,159	$437,590	$459,026
Net Increase (Decrease)	$6,640	$13,683	$19,756

The Company will file amended annual reports on Form 10-K for the fiscal years ended July 31, 2002 and July 31, 2001, and amended quarterly reports on Form 10-Q for the quarters within the fiscal years ended July 31, 2003, 2002 and 2001.

-more-

ANALOGIC’S Q4 RESULTS – cont’d

Commenting on the past year, Bernard Gordon, Chairman of the Board, stated, “We are extremely pleased with our accomplishments in fiscal 2003. Analogic concluded the best year in its history, with record revenues and income. We also believe that we have successfully established a broader foundation for long-term growth. While we have always been recognized as a technology leader in medical imaging, during this past year we demonstrated our leadership in the rapidly advancing field of security imaging technology as well.”

John Wood, President & CEO, noted that the growth in revenue and income during fiscal 2003 was due in large part to extraordinary external circumstances, as well as remarkable internal achievements. “The tragedy of September 11th led Congress to mandate installation of certified Explosive Detection Systems (EDS) at airports across the country by the end of 2002. Our employees responded to the challenge by producing 500 of our large, complex EXACT security imaging systems in a very short time. We also developed two smaller security imaging systems for an OEM customer.

“Many perceived the sale of the 500 EXACT units as a short-term benefit for Analogic. We viewed it as an opportunity to further invest in our technology and establish a leadership position in the development of advanced security systems. We designed and built the first prototypes of an innovative, compact, moderately low-cost, CT-based automatic security imaging system to examine carry-on baggage for aircraft as well as carry-in items for public buildings such as courthouses, embassies, and corporate offices. This system should be ready for government testing early in 2004.”

“Subsequent to the end of the fiscal year, the Company received a research and development award from the Transportation Security Administration (TSA) to design the next generation of innovative explosive detection systems that could be ready for deployment in two to five years. We also entered into an agreement with a leading prime contractor that won a research and development grant from the TSA to help our customer design and develop prototypes of continuous performance enhancements for EDS systems already deployed in airports across the country. We believe the advanced security products we are developing will enhance our status as a leader in security technology and contribute to our long-term growth.”

Mr. Wood continued, “We entered into a partnership with Sanders Design International to develop a breakthrough, low-cost infrared countermeasures system to protect aircraft from shoulder-fired, heat-seeking missiles. Sanders recently received a grant from the US Air Force and the Defense Advanced Research Programs Agency (DARPA) to further develop this Spatial Infrared Counter Measure (SICM) self-protection system for commercial and military aircraft. “

“In fiscal 2003, the Company also enjoyed significant growth in several segments of its medical subsystems business. We introduced several new families of advanced, multi-slice CT DAS’s this past year that generated a significant increase in demand from our customers. The power systems we design and manufacture for Magnetic Resonance Imaging (MRI) also enjoyed substantial growth this year, and Sound Technology Inc. (STI), the ultrasound transducer subsidiary we acquired in the second quarter of the year, also performed exceptionally well. Capitalizing on our success this year, the Company significantly increased its investment in the development of a number of advanced medical systems for growing niche markets that we believe will be the basis for continuing growth in our medical businesses,” concluded Wood.

-more-

ANALOGIC’S Q4 RESULTS – cont’d

Analogic will conduct an investor conference call on Wednesday, October 15, at 1:00 p.m. ET to discuss the fourth quarter and fiscal year 2003 results and the restatement. To listen to the live audio webcast, visit www.analogic.com approximately five to ten minutes before the conference is scheduled to begin.

A replay of the conference call webcast will be archived on the Company’s website at www.analogic.com approximately three hours after the call is completed and will be available through Wednesday, November 5, 2003.

A telephone digital replay will be available approximately two hours after the call is completed until 8:00 p.m. ET on Friday, October 17. To access the digital replay, dial 1-800-642-1687. The conference ID number is 8410062. For more information on the conference call, visit www.analogic.com, call 978-977-3000, x. 3213, or email proberts@analogic.com.

Analogic Corporation is a leading designer and manufacturer of advanced health and security systems and subsystems. The Company is recognized worldwide for advancing the state of the art in Computed Tomography (CT), Digital Radiography (DR), Ultrasound, Magnetic Resonance Imaging (MRI), Patient Monitoring, Cardiovascular Information Management, and Embedded Multicomputing.

This press release contains the Company’s or management’s intentions, hopes, beliefs, expectations or predictions. These are considered “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995. Forward-looking statements (statements which are not historical facts) in this presentation are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements, including statements about product development, market and industry trends, strategic initiatives, regulatory approvals, sales, profits, expenses, price trends, research and development expenses and trends, and capital expenditures involve risk and uncertainties. Actual results may differ materially from those indicated by such statements as a result of various factors, including those discussed in the company’s periodic reports filed with the SEC under the heading “Business Environment and Risk Factors.” In addition, the forward-looking statements included in this press release represent the Company’s views as of October 15, 2003. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to October 15, 2003.

###

	Unaudited			Audited
Condensed Consolidated Statements of Operations	Three Months Ended July 31			Twelve Months Ended July 31
(in thousands, except per share data)	2003		2002 (restated)	2003	2002 (restated)
Net Revenue:
Product		$75,647	$77,429	$442,256		$270,064
Engineering		4,052	8,773	20,856		26,499
Other Revenue		2,326	2,698	8,410		9,563
Total Net Revenue		$82,025	$88,900	$471,522		$306,126

Income (Loss) from Operations	-$	811	$8,908	$69,742	-$	1,705
Other (Income) Expense:
Interest Income, Net		1,104	1,114	4,675		4,060
Equity in Unconsolidated Affiliates		-706	-67	-2,498		614
Other, Net		3,017	678	5,756		812

Income Before Income Taxes		$2,604	$10,633	$77,675		$3,781
Provision for Income Taxes		930	4,064	28,180		775

Net Income		$1,674	$6,569	$49,495		$3,006

Earnings Per Common Share:
Basic		$0.13	$0.50	$3.74		$0.23
Diluted		$0.12	$0.50	$3.70		$0.23
Dividends Declared Per Share		$0.08	$0.08	$0.32		$0.29

Shares Outstanding:
Basic		13,326	13,159	13,251		13,129
Diluted		13,523	13,285	13,394		13,194

Condensed Consolidated Balance Sheets			31-Jul-02
(in thousands) (Audited)	31-Jul-03		(restated)
Assets:
Cash & Cash Equivalents		$177,961	$181,789
Accounts & Notes Receivable, Net		53,875	61,119
Inventories		69,548	65,128
Prepaid Expenses & Other Current Assets		34,741	21,707

Total Current Assets		$336,125	$329,743
Property, Plant, & Equipment, Net		83,926	79,613
Other Assets		37,142	28,234
Total Assets		$457,193	$437,590
Liabilities & Stockholders’ Equity:
Mortgage and Other Notes Payable		$1,457	$540
Accounts Payable		21,162	24,731
Accrued Liabilities		24,412	16,948
Advance Payments and Deferred Revenue		35,882	70,208
Accrued Income Taxes		6,685	3,091
Total Current Liabilities		$89,598	$115,518

Long-term Debt		4,164	4,406
Deferred Income Taxes		5,175	2,429
Deferred Revenue and Other		1,743	12,886
Total Long-term Liabilities		$11,082	$19,721
Stockholders’ Equity		356,513	302,351
Total Liabilities and Stockholders’ Equity		$457,193	$437,590